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KushCo Holdings, Inc.
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In connection with KushCo Holdings, Inc.’s (“KushCo”) proposed merger (the “Merger”) with Greenlane Holdings, Inc. (“Greenlane”), Nicholas Kovacevich, Chairman and Chief Executive Officer of KushCo, appeared in a video interview with Cheddar on April 1, 2021. A transcript of the interview follows below.

KushCo CEO on Proposed Merger with Greenlane

Brad Smith: Welcome back to Cheddar everyone. A mega merger in the cannabis industry. Greenlane and KushCo are merging to create one of the biggest makers of accessories for the cannabis industry. The all stock deal will value the combined company at more than $400 million. Cheddar’s cannabis reporter Chloe Aiello has more. Chloe, take it away.

Chloe Aiello: Thanks Brad. The merger of Greenlane and KushCo will bring together two pioneering cannabis ancillary product and services companies with a combined 25 plus years of operating history. Joining us now to discuss all this is Nick Kovacevich, Co-Founder, Chairman, and CEO of KushCo Holdings and Aaron LoCascio, the CEO of Greenlane. Nick and Aaron, thank you so much for joining us today. I do want to kick things off with Nick - uhm - you’ll be the CEO of the combined company once the transaction does go through. The announcement that you sent out did innumerate a bunch of the reasons that you’re making this merger, that it makes sense for you. Among them, you know, 50 to 20 million in terms of synergies the next 2 years, generating a combined pro forma revenue of $250 million. Plus, putting all of your brands under one roof, including Higher Standards, Marley Naturals. So tell us, in your opinion, which of these reasons are the key ones? Which are most important?

Nick Kovacevich: Yeah, look, they’re all extremely important. We’re super excited. Uh, I think it also has to do with the macro environment. Right now, cannabis is on fire. We know New York just legalized yesterday. And so putting these two companies together makes us one of the largest players globally. And we know this industry’s set to take off, not just here in the States, but also in Europe as well where Greenlane has a great toe-hold via an acquisition they did recently. So we’re really well positioned to capitalize on the future of this industry. Uh, we have house brands, as you mentioned, that are higher margin categories. Um, combine that with KushCo’s legacy business, where we service the leading multi state operators in the industry. And as you know, those companies can’t list on the major exchanges yet, but Greenlane is listed on NASDAQ, so it’s an opportunity for investors to buy into this legal cannabis industry via a NASDAQ listed stock and still get some participation as we’re here servicing a lot of the leading industry players. And we’re also servicing consumers globally.

Chloe Aiello: And you make some really great points there. Aaron, I want to bring you into this conversation. What did KushCo specifically kind of bring to the table that you felt Greenlane was lacking?

Aaron LoCascio: So, I mean, again, echoing a lot what Nick said, on top of that, there is - despite the similarities between the organizations there’s actually - they’re remarkably different. Uh, so, being able to cross sell and up sell between product lines and customer bases really speaks to a tremendous opportunity between the organizations. Add that on top of the additional cost synergies and we really have a very powerful combination that we’re very excited about.

Chloe Aiello: Absolutely. And, Nick, I want to take things back a little bit because at the onset of the coronavirus pandemic I know KushCo was struggling. Uh, shares plunged precipitously in September of that year - we were going through the vape crisis at that time, and then obviously the company was hit by supply chain disruptions at the early onset of the coronavirus pandemic. Uhm, you know, pricing has recovered a little bit, now trading around - last I checked - about $1.30 a share. Can you tell us a little bit about how things have changed for the company since - in this past, uh, in the past year since this very tumultuous time for KushCo?

Nick Kovacevich: Yeah, unfortunately, uh, you know, we were hit with some things that were outside of our control. Uh, fortunately those were temporary headwinds, and I think we’ve surpassed, uh, most if not all of them. Uh, so the company had to go through some - a little bit of restructuring. Uh, we had developed a strategic plan that we executed on. It was a phenomenal job from our management team to be able to do this, uh, despite the macro events that we were facing, uh, and we go through. We cut the costs of the business, uh, we focused on the right segments of the business. More importantly we aligned with the right customers. The leading, publicly traded multi state operators in this industry and Canadian LPs, and doing all of that got the company back to growth, where we’ve now seen two straight quarters of growth and we’re expected, per the analysts, to announce a third straight quarter of growth here soon. And we were also able to get back to profitability, uh, for the first time in three years. So, folks are really impressed with the turnaround that we had, uh, certainly, uh, the Greenlane team. This was an important factor in when they looked at this merger. And the one thing that I think has been holding KushCo back has been our OTC listing. Uh, so again, via this transaction, uh, we will be able to list our shares on NASDAQ under the symbol GNLN and I think this is probably the last step, in my opinion, uh, to creating, uh maximal shareholder value for everybody involved.

Chloe Aiello: Thank you for sharing that insight there. And Aaron I want to toss it over to you, uhm, to kind of build off something that Nick was talking about. We’ve obviously seen really tremendous momentum in the cannabis industry in terms of legalization. Even this past week, obviously New York just legalizing adult-use cannabis, New Mexico making moves to do so also. How is this new combined company going to be poised to take advantage of these new markets opening up on the state level, especially when it comes to New York?

Aaron LoCascio: So, great question. And I take it back to some of the comments that I made earlier about being able to cross sell and up sell products between customer bases. Uh, you know, KushCo has a tremendous - has done a tremendous job selling upstream to the larger MSOs and LPs, uh, which speaks to a tremendous opportunity for us to take some of the CPG brands that aren’t yet traditionally sold in dispensaries, and give them the opportunity to, you know, add additional revenue to their stores. And we think the potential is quite enormous, uh, for these MSOs to actually increase their revenue profile and profitability of their organizations. We’ve done so, uh, early stages, in a kind of, uh, base case scenario testing - few MSO tests. It’s gone very well. Uh, KushCo has these tremendous relationships already, so being able to, again, cross-pollinate between the organizations is quite exciting.

Chloe Aiello: Absolutely. And Nick, we have time for one more question, and I want to bring it to the federal level. We’ve seen progress there as well. We got an update from Senator Schumer also this week - big week in cannabis, of course - suggesting that his legislation would be coming soon. What are you expecting from this legislation? I know from what I’ve heard it sounds very - like it will be very sweeping.

Nick Kovacevich: Uh, I agree. Uh, I think, uh, you know, the folks in office and - and led by Chuck Schumer, uh, and of course Cory Booker, Ron Wyden - they’re saying, hey, enough’s enough. We need to make sweeping changes here, not just incremental changes. So we’re expecting full-blown federal legislation. We’re expecting programs, uh, out there, that are going to help the people that have been negatively affected by The War on Drugs. Uh, this is what everybody in the industry wants, right? And so, uh, creating markets it’s great for businesses, but if we’re not also helping the people that uh, were disproportionately affected by this War on Drugs, uhm, then we’re not doing our jobs. So I think we have encompass both. Uh, I think the legislation will. I’m really excited. I hope it can get through. Uh, there’s a lot of different bills uh, getting passed around. We know the SAFE Banking Act is now back in play. Uh, so it should be an exciting year, uh, for cannabis but the great news is, uh, it’s seeming more and more inevitable, uh, that there will be, uh, changes at the federal level, and that’s just going to unlock a ton of value for companies in the space.

Chloe Aiello: Nick, Aaron, thank you so much for joining us and for talking about this merger with us today. That’s Nick Kovacevich, he’s the Co-Founder, Chairman, and CEO of KushCo Holdings, and Aaron LoCascio, the CEO of Greenlane.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. These statements are based on current expectations, estimates and projections about the industry, markets in which KushCo and Greenlane operate, management’s beliefs, assumptions made by management and the transactions described in this communication. While KushCo’s and Greenlane’s management believe the assumptions underlying the forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against the parties and others following announcement of the Merger Agreement; (3) the inability to consummation the Merger due to the failure to obtain the requisite stockholder approvals or the failure to satisfy other conditions to completion of the Merger; (4) risks that the proposed Merger disrupts current plans and operations of KushCo and/or Greenlane; (5) the ability to recognize the anticipated benefits of the Merger; and (6) the amount of the costs, fees, expenses and charges related to the Merger; and the other risks and important factors contained and identified in KushCo’s and Greenlane’s filings with the SEC, such as their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2020, any of which could cause actual results to differ materially from the forward-looking statements in this communication.
Important Information for Investors and Stockholders

In connection with the proposed Merger, Greenlane expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a joint proxy statement of Greenlane and KushCo that also constitutes a prospectus of Greenlane, which joint proxy statement will be mailed or otherwise disseminated to Greenlane’s and KushCo’s respective stockholders when it becomes available. Greenlane and KushCo also plan to file other relevant documents with the SEC regarding the proposed Merger. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS

AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Greenlane and KushCo with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by the companies will be available free of charge on their respective websites at www.gnln.com and www.kushco.com.

Participants in Solicitation

This communication relates to the proposed Merger between Greenlane and KushCo. This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential Merger. Greenlane, KushCo and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed Merger. Information about the directors and executive officers of Greenlane is set forth in its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 24, 2020. Information about the directors and executive officers of KushCo is set forth in its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on December 28, 2020. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.